September 4, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements about our firm included under Item 4.01 in the current report on Form 8-K, dated September 4, 2008 of Deer Consumer Products, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants